Exhibit 10.1

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

COMMERCIAL LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of December 21, 2006 (“Effective Date”) is entered into by and between SENESCO TECHNOLOGIES, INC, a Delaware corporation with principal offices at 303 George Street, Suite 420, New Brunswick, NJ  08901 (“STI”) and ARBORGEN, LLC, a Delaware limited liability company with principle offices at 180 Westvaco Rd., Summerville, SC 29484 (“AG”).

RECITALS

WHEREAS, STI owns and controls technology, know-how and United States and foreign patents and patent applications concerning methods for controlling plant senescence involving altering the expression of plant genes and their cognate expressed proteins that are induced during or coincident with the onset of senescence;

WHEREAS, AG is a forestry biotech company in the business of research, development, and commercialization of genetically improved trees;

WHEREAS, STI desires to grant to AG, and AG desires to obtain from STI, a commercial license under the STI Technology (as defined herein) on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the faithful performance of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             DEFINITIONS

As used in this Agreement, the following defined terms shall have the respective meanings set forth below:

1.1                                 “Affiliate” means any entity which controls, is controlled by, or is under common control with another entity.  An entity is deemed to be in control of another entity (controlled entity) if such company directly or indirectly owns 50% or more in nominal value of the issued equity share capital of such other company, or 50% or more of the shares entitled to vote upon the election of: (i) the directors; (ii) persons performing functions similar to those performed by directors; or (iii) persons otherwise having the right to elect or appoint (a) directors having the majority vote of the Board of Directors, or (b) other persons having the majority vote of the highest and most authoritative directive body of such other company.  Notwithstanding the foregoing, Affiliates of AG include, without limitation, International Paper Company, MeadWestvaco Corporation, and Rubicon Limited.

1.2                                 “Confidential Information” means any information received by either Party, including all business, technical and other information, whether disclosed in writing, orally or in any other form, tangible or intangible, including but not limited to: information concerning inventions (including patent applications and related documents), discoveries, techniques, processes, designs, biological materials, specifications, algorithms, data, finances and plans, customer lists, business plans, contracts, marketing plans, production plans, distribution plans, system implementations plans, business concepts, supplier information, business procedures, business operations; all know-how and trade secrets; and all other unpublished copyrightable material.  Confidential Information does not include information which:

(i)                                     is in the public domain prior to disclosure by the disclosing Party or later enters the public domain through no act or omission of the receiving Party in breach of this Agreement;

(ii)                                  the receiving Party possessed or controlled prior to disclosure by the disclosing Party;

(iii)                               a Third Party discloses or makes available, without an obligation of confidentiality, to the receiving Party;

(iv)                              the receiving Party develops or discovers independently of any Confidential Information of the disclosing Party; or

(v)                                 the receiving Party is required to disclose or make available in order to comply with a Federal, state, local, or foreign law, but only to the extent reasonably necessary to so comply and only upon, to the extent permitted, providing the disclosing Party with prior notice and an opportunity to restrict or prevent the disclosure.

1.3                                 “Field” means ***.

1.4                                 “Incremental Net Sales” means Net Sales in the Territory of a Licensed Product determined as follows:

(i)            The ***.

(ii)           If a ***.

1.5                                 “Licensed Product” means any product containing STI Technology within the Field.

1.6                                 “Net Sales” of a Licensed Product means the gross sales revenues and the fair market value of any other consideration actually received by AG or its Affiliates and sublicensees from Third Parties arising from the sale in the Territory of such Licensed Product to such Third Parties, less (i) normal and customary trade, quantity and cash discounts; rebates; sales, use, and other similar taxes; and transportation, shipping insurance, handling, and packing charges; and (ii) credits and allowances on account of returns or retroactive price reductions in lieu of returns, whether or not during the applicable royalty reporting period.

1.7           “Party” means each of STI and AG.

1.8                                 “STI Development” means any improvement or development, whether or not patentable or protectable as a trade secret, relating to or deriving from the STI Technology, made by or on behalf of STI or acquired from a Third Party, prior to and/or during the term of this Agreement, including all patents and patent applications to be filed relating to any such improvements or developments.

1.9                                 “STI Patents” means (i) all U.S. and foreign patent applications owned or controlled by or licensed to STI or its Affiliates, pending as of the Effective Date or at any time thereafter during the term hereof, pertaining to controlling senescence, including original applications, provisionals, divisions, continuations, continuations in part, extensions, PCT applications, renewals, reissues, or reexamination applications or supplemental prosecution certificates, including, but not limited to, all applications listed in Appendix A; (ii) all U.S. and foreign patents that have issued or will issue from any application identified in clause 1.11(i) hereof; and (iii) all U.S. and foreign applications that claim priority in any way from any application or patent identified in clause 1.11 (i) or (ii).

1.10                           “STI Technology” means STI Patents, STI Confidential Information, STI Developments, and STI know-how, materials, information and methods (whether developed by or on behalf of STI or acquired from a Third Party), including, but not limited to methods for controlling plant senescence involving altering the expression of plant genes and their cognate expressed proteins that are induced during or coincident with the onset of senescence.

1.11                           “Territory” means worldwide.

1.12                           “Third Party” means all persons and entities other than STI and AG and their respective Affiliates.

1.13                           “Valid Claim” means an issued claim of any unexpired patent included among the STI Patents, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference or opposition proceeding.

2.             LICENSE GRANT

2.1                               STI grants to AG an exclusive license in the Field and in the Territory to practice and use the STI Technology and to develop, make, have made, use, sell, offer to sell, and import

Licensed Products.

2.2                                 AG has the right to grant sublicenses hereunder, provided, however, that STI receives a copy of all sublicenses (subject to redaction for any confidential and proprietary information), and (b) that the rights of any sublicensee are no greater than those granted to AG under this Agreement.  AG shall not receive from sublicensees anything in lieu of cash payments in consideration for any sublicense under this Agreement without the prior written consent of STI, which consent shall not be withheld, delayed, or conditioned unreasonably.

2.3                                 The Parties acknowledge and agree (a) that the property licensed hereunder to AG constitutes “intellectual property” as defined in Section 101(56) of the U.S. Bankruptcy Code, and (b) that this Agreement is governed by Section 365(n) of the U.S. Bankruptcy Code in the event that STI commences as a case under same.

2.4                                 Effective with the Effective Date of this Agreement, AG covenants to STI that AG will not sell any product in the Field developed or produced using a process that controls cell death excluding cell death directed to cell differentiation by modifying membrane integrity, provided, however, (I) that the foregoing covenant shall not apply in any country to the extent that no Valid Claim covers any Licensed Product that materially competes with such product in the Field, and (II) that AG may continue to conduct research and development on, and may commercialize, any product under development by or on behalf of AG as of such effective date..

3.                                      TERM

The term of  this Agreement shall commence as of the Effective Date, and shall expire upon the expiration of the last to expire of the STI Patents, unless earlier terminated pursuant to Section 9 hereof or unless extended by mutual written agreement of the Parties.  Upon the expiration of the term hereof, the license granted to AG by Section 2.1 hereof shall be irrevocable and fully paid up.

4.             PATENTS, PATENT APPLICATIONS AND PATENT ENFORCEMENT

4.1                                 AG acknowledges that all the STI Technology is and shall remain the property of STI, and except as provided herein, all right, title and interest in the STI Technology is and shall remain with STI.

4.2                                 STI shall retain the sole right to prosecute and maintain any and all patents and patent applications relating to STI Technology in its sole and absolute discretion.  If STI decides not to file or to continue to prosecute any patent application or to continue to maintain any patent on any STI Technology in any of the United States, Canada, Australia, New Zealand, Argentina, Brazil, Chile, China, Japan, and European Union, then STI must notify AG of the decision at least sixty (60) days prior to any applicable patent application or patent deadline, and AG thereafter shall have the right to file or to continue to prosecute and maintain, at AG’s expense, and in AG’s name, any such patent application or patent and to practice, worldwide, without any compensation to STI, any such patent application or patent.

4.3                                 If either Party learns at any time of any infringement or misappropriation or threatened infringement or misappropriation in the Field of the STI Technology, that Party will give written notice of that infringement or misappropriation to the other Party.  Within sixty (60) days from the other Party’s receipt of that notice, either Party will be at liberty to decline, by written notice to the other Party, to institute or join in instituting any proceedings in respect of that infringement or misappropriation.  If either Party so declines, the other Party can institute such proceedings in its name or in the name of the Party so declining and will be entitled to retain the whole of any damages recovered as a result of the proceedings, but only upon previously and properly indemnifying the Party so declining against all costs, damages, and expenses in respect of the proceedings.  If neither Party so declines within such sixty (60) days, then the Parties, if either Party so requires, forthwith will join in instituting and will prosecute in good faith and diligently the proceedings, and all costs and expenses thereby incurred and all damages thereby recovered will be shared equally by the Parties.  For any infringement or misappropriation or threatened infringement or misappropriation outside the Field, STI shall have the sole and absolute discretion to institute and pursue any proceeding in respect of such infringement or misappropriation outside the Field, shall have complete control of any such proceeding, and shall retain 100% of any monies received in such proceeding, including all damage awards and settlement payments. Should STI and AG agree to jointly institute proceedings, they will determine at that time the sharing of expense and sharing of any award or judgment.

4.4                                 STI will defend, at STI’s cost, any action or proceeding instituted for the revocation of any STI Patent otherwise than by way of counterclaim in an action for infringement of the STI Patent.

5.             CONSIDERATION

5.1                                 AG shall make the following payments to STI:

(a)          $*** by ***;

(b)         $*** by ***; and

(c)          $*** by ***.

5.2                                 (a)   AG shall pay, and shall cause *** to pay, to STI *** equal to *** of *** of ***.  In the event that AG *** a *** to *** and *** does not *** the product to ***, AG will pay *** on ***.

(b)   For each ***, AG shall pay to STI *** on the *** in *** so long as a *** such *** such ***.  For each ***, AG shall pay to STI, for *** from the date of this Agreement, the *** on the *** in each *** in which *** such ***.

(c)   No multiple running royalties shall be payable hereunder because any Licensed Product, the making, having made, using, offering for sale, importation, or sale of which is covered by more than one (1) Valid Claim.  Only one multiple running royalty shall be payable hereunder on the sale of an individual unit of Licensed Product.

5.3                                 Commencing with *** of AG *** during which AG ***, and continuing thereafter for the next ***, AG shall pay to STI pursuant to Section 5.2 hereof a ***.

5.4                                 AG shall be entitled to credit any amount paid to STI pursuant to Section 5.1 hereof against any royalties or other amounts otherwise due and payable to STI pursuant to Section 5.3 hereof.  AG shall be entitled to credit any amount paid or deemed to be paid to STI pursuant to Section 5.3 hereof against any royalties otherwise due and payable to STI pursuant to Section 5.2 hereof.

5.5                                 Any tax required to be withheld by AG under the laws of any country for the account of STI shall be paid by AG for and on behalf of STI to the appropriate tax authority in such country, and AG shall furnish STI with reasonable proof of payment of such tax.  Any such tax required to be withheld for the account of STI shall be an expense of and shall be borne solely by STI.

5.6                                AG shall pay, and shall cause its Affiliates and sublicensees to pay, to STI all amounts due and payable under Section 5 hereof in U.S. Dollars.  Notwithstanding anything else to the contrary, if, at any time, legal restrictions prevent the prompt remittance of part of or all of the royalties due and payable with respect to a country where the sale of Licensed Products gives rise to the obligation of AG and its Affiliates and sublicensees to pay royalties thereon in accordance with Section 5 hereof, AG and its Affiliates and sublicensees shall have the right to pay the royalties by depositing the amount thereof in local currency to an account in STI’s name in a bank or depository in such country.

6.             REPORTING & RECORDKEEPING.

6.1                                AG shall, and shall cause its Affiliates and sublicensees to, keep and maintain accurate records in sufficient detail to enable the royalty due and payable under Section 5 hereof to be determined.  Commencing with the first fiscal quarter of AG during which the sale of a Licensed Product gives rise to the obligation of AG and its Affiliates and sublicensees to pay royalties thereon in accordance with Section 5, AG shall furnish, or shall cause its Affiliates and sublicensees to furnish, to STI a quarterly royalty report for such fiscal quarter.  Each such report shall be deemed to be Confidential Information of AG, and the covenants in Section 7 hereof shall apply to such reports.  Each such report shall show:  (i) the calculation of Net Sales and Incremental Net Sales for the applicable fiscal quarter; and (ii) the royalties in U.S. Dollars which is due and payable for such quarter.

6.2                                With respect to sales of Licensed Products invoiced in U.S. Dollars, the gross sales revenues, Net Sales, Incremental Net Sales, and royalties due and payable shall be expressed in U.S. Dollars.  With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars, the gross sales revenues, Net Sales, Incremental Net Sales, and royalties due and payable shall be expressed in the domestic currency of the party making the sale together with the equivalent in U.S. Dollars of the royalty payable, calculated using the simply average of the exchange rates published in The Wall Street Journal on the last day of each month during the reporting period.  If any of ArborGen or its Affiliates or licensees makes any sales invoiced in a currency other than its domestic currency, the gross sales revenues, Net Sales, and Incremental Net Sales shall be converted to its domestic currency in accordance with the normal accounting practices of ArborGen or its Affiliates or licensees.

6.3                                STI shall have the right, upon prior written notice of thirty (30) days to AG, to appoint an independent certified public accounting firm, to inspect, during normal business hours, and at STI’s expense, those accounting records of AG as may be necessary solely to verify the accuracy of the quarterly reports required to be furnished by AG under Section 6.1 hereof.  Such accounting firm shall be subject to the prior written consent of AG, such consent not to be withheld, delayed, or conditioned unreasonably.  STI may exercise such right not more than once in each AG fiscal year and not more than once in respect of any AG fiscal year.  With respect to each AG fiscal year, such right shall expire forty-eight (48) months following the end of such fiscal year, and the quarterly reports for such year then shall be binding and conclusive upon STI and AG, unless STI has exercised its right of inspection before the expiration.  Before commencing the inspection, the accounting firm shall execute and deliver, for the benefit of AG, a nondisclosure agreement reasonably acceptable to AG, by which such firm agrees to keep and maintain, at all times, in strictest confidence all Confidential Information disclosed or otherwise made available to such firm as a result of the inspection.  Upon completion of the inspection, such firm shall prepare and provide simultaneously to STI and AG a written report summarizing the results of the inspection.  Such firm shall not provide STI with copies of any documents or other information made available to such firm as a result of the inspection.  If the report shows an underpayment of royalties by AG or its Affiliates or sublicensees, AG, within thirty (30) days of AG’s receipt of the report, shall remit to STI the amount of the underpayment.  If the report shows that the underpayment exceeds ten (10%) of the total royalties owed for the fiscal year then being reviewed, AG, within thirty (30) days of AG’s receipt of reasonable substantiation, shall reimburse STI for STI’s out-of-pocket costs for the fees and expenses of such accounting firm.  If the report shows an overpayment of royalties by AG, AG may credit the amount of the overpayment against royalties due and payable in subsequent fiscal quarters.

7.             CONFIDENTIALITY

7.1                                 Each Party shall respect Confidential Information disclosed or made available to it by the other Party and shall treat such Confidential Information in the same manner as if the receiving Party would treat its own Confidential Information.  The receiving Party shall not disclose such Confidential Information to any Third Party or to the public except as provided herein.

7.2                                 Each disclosing Party shall designate its Confidential Information, when disclosed in writing, by stating that such information is confidential.  When disclosed orally or visually, each disclosing Party shall state orally that such information is considered confidential at the time of the disclosure, and shall provide the receiving Party a written notice summarizing such Confidential Information within thirty (30) days of the oral or visual disclosure.

7.3                                 Each Party shall treat and hold as confidential and shall not disclose to or provide access to a Third Party or to the public any Confidential Information disclosed or made available to it by the other Party and will cause its respective agents, representatives, and employees to do likewise.

7.4                                 Each Party shall use Confidential Information disclosed or made available to it by the other Party only for the uses permitted by this Agreement and for any other purpose mutually agreeable to the Parties or as required by law.

7.5                                 Each Party may disclose Confidential Information disclosed or made available to it by the other Party, only to the extent the receiving Party is required to do so pursuant to a final court order; provided, however, that the receiving Party (i) promptly notifies the disclosing Party upon its receipt of any pleading, discovery request, interrogatory, motion or other paper that requests or demands disclosure of such Confidential Information, and (ii) provides the disclosing Party a reasonable opportunity, at its expense, to contest any requirement of disclosure, to seek judicial protection against the disclosure and to have such disclosure as is required made under a protective secrecy order.

7.6                                 Each Party will return or destroy any materials containing Confidential Information disclosed or made available by the other Party, upon the written request of the disclosing Party.  If destroyed, the receiving Party shall provide the disclosing Party with written certification of destruction of the materials containing such Confidential Information, said certification to be signed by an officer of the receiving Party.

7.7                                 Each Party agrees that only those of its employees, contractors and consultants who need to know the Confidential Information disclosed or made available to it by the other Party will have access to same, and then only to the extent necessary to carry out their respective tasks.  Each employee, contractor, and consultant to which such Confidential Information will be disclosed must be bound by confidentiality provisions substantially similar to those in Section 8 hereof.  Each receiving Party agrees to be responsible for any use by its employees, contractors, and consultants of such Confidential Information.

7.8                                 Each Party agrees not to disclose the terms of this Agreement other than as required by law to any regulatory or judicial body, or as necessary to potential investors or financiers (provided such potential investors or financiers are subject to confidentiality undertakings) without the express prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.  The Parties, however, shall be permitted to prepare press releases disclosing the existence of the Agreement in accordance with Section 7.9 hereof.

7.9                                 Prior to issuing any reports, statements, press releases, publications, or other disclosures to Third Parties, including the SEC, regarding this Agreement or the transactions contemplated herein, the Parties shall exchange copies of said disclosure at least ten (10) days in advance in the case of press releases and at least sixty (60) days in advance in the case of any other disclosures, and the Parties shall consult with each other regarding the content of said disclosure.  Except as otherwise required by law, neither Party shall issue any such disclosure without the prior written approval of the other Party, not unreasonably withheld.

8.             REPRESENTATIONS  AND  WARRANTIES

8.1                                 STI represents that, to the best of its knowledge, STI is legally entitled to disclose the STI Confidential Information disclosed by it, and that, to the best of its knowledge, the disclosure of the STI Confidential Information under this Agreement does not violate, infringe or misappropriate any right of a Third Party.  Except for the warranties provided in Section 8 hereof, no other warranties are made, whether express or implied, and STI expressly disclaims all other warranties, including without limitation, merchantability, fitness for a particular purpose, and non-infringement.

8.2                                 AG represents that, to the best of its knowledge, AG is legally entitled to disclose the AG Confidential Information disclosed by it, and that, to the best of its knowledge, the disclosure of the AG Confidential Information under this Agreement does not violate, infringe, or misappropriate any right of a Third Party.  Except for the warranties provided in Section 8, no other warranties are made, whether express or implied, and AG expressly disclaims all other warranties, including, without limitation, merchantability, fitness for a particular purpose, and non-infringement.

8.3                                 STI represents (a) that STI is the sole and exclusive assignee and owner of the STI Patents and the STI Technology, (b) that STI has not previously assigned, transferred, conveyed, or otherwise encumbered any right, title, and interest in or to the rights licensed hereunder, (c) that no issued STI Patent has been held invalid or unenforceable, in whole or in part, and (d) that there are no claims, judgments, or settlements to be paid by STI or pending or threatened claims or litigation to the STI Patents and the STI Technology.

9.                                      DEFAULT AND TERMINATION

9.1                                 Either Party may terminate this Agreement upon ninety (90) days notice if the other Party fails to fulfill or perform any one or more of its material duties, obligations, or responsibilities pursuant to this Agreement and does not cure said failure within sixty (60) days after receiving notice of said failure.

9.2                                 STI may terminate this agreement if AG declares or petitions for bankruptcy, is the subject of a bankruptcy petition filed against it, makes an assignment for the benefit of creditors or seeks similar relief under state law, or becomes insolvent.

9.3                                 Upon termination of this Agreement by STI pursuant to Section 9.1 hereof, (i) AG shall cease to be licensed under the STI Patents; (ii) all moneys owed by AG to STI shall become immediately due and payable; (iii) all STI Confidential Information exchanged pursuant to this Agreement shall be returned immediately to STI; and (iv) all AG Confidential Information exchanged pursuant to this Agreement shall be returned immediately to AG.

9.4                                 Notwithstanding anything else to the contrary in this Agreement, AG may terminate this Agreement at any time on or after February 1, 2007, by prior written notice to STI of at least sixty (60) days.  In the event that AG terminates this Agreement pursuant to the foregoing sentence, (i) AG shall cease to be licensed under the STI Patents; (ii) all moneys owed by AG to STI as of the date of such notice shall be paid promptly; (iii) all STI Confidential Information exchanged pursuant to this Agreement shall be returned immediately to STI; and (iv) all AG Confidential Information exchanged pursuant to this Agreement shall be returned immediately to AG.

10.                               PATENT MARKING

AG shall insure that it and its sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. 287, with respect to all Licensed Products subject to this Agreement.

11.                               PRODUCT LIABILITY

AG shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold STI and the inventors of the STI Patents harmless against all claims and expenses, including reasonable legal expenses and attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind (other than patent infringement claims and claims resulting from STI’s own negligence or the negligence of the inventors of the Licensed patents) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of AG or any sublicensee hereunder.  STI at all times reserves the right to select and retain, at its expense, counsel of its own to defend STI’s interests.

IN NO EVENT WILL A PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR LOST PROFITS OR LOST SAVINGS OR PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES.

12.                               USE OF NAMES

AG and its sublicensee(s) shall not use STI’s name, the name of any inventor of inventions governed by this Agreement in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.  STI shall not use the name of AG or any of its sublicensee(s) in any press release, advertising, or any other form of publicity without the prior written approval of AG or any its sublicensee(s), as applicable.

13.          DISPUTE RESOLUTION

13.1                          STI and AG shall attempt in good faith and diligently to resolve any dispute arising out of or relating to this Agreement that otherwise is not resolved in the normal course of business.  Either Party (“Notifying Party”) may provide, pursuant to this Section 14, the other Party (“Receiving Party”) with: (i) a written notice of the dispute and a summary thereof, (ii) the name and contact information of an executive who has authority to settle the dispute and who has been designated to meet with an executive of Receiving Party to resolve the dispute, and (iii) copies of any material documents in its possession or control.  Within twenty (20) calendar days of its receipt of such notice and documents, Receiving Party shall provide Notifying Party with: (i) a written summary of its position on such dispute, (ii) the name and contact information of an executive who has authority to settle the dispute and who has been designated to meet with Notifying Party’s executive to resolve the dispute, and (iii) copies of any other material documents in its possession or control.

13.2                          Within twenty (20) days of Notifying Party’s receipt of Receiving Party’s information required by Section 13.1 hereof, the designated executives shall meet, in person, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt in good faith and diligently to resolve the dispute.  If an executive intends to be accompanied at any meeting or on any telephone call by counsel, the executive shall provide the other designated executive with the name and contact information for such counsel at least seven (7) calendar days in advance of the meeting or call; the other designated executive thereafter shall have an opportunity to be accompanied by counsel.  All negotiations pursuant to Section 13 hereof shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.  If the Parties fail to resolve the dispute within sixty (60) days of Notifying Party’s receipt of such information, or if the designated executives fail to meet within the twenty (20) days, either Party may initiate arbitration of the dispute pursuant to Section 13.3 hereof.

13.3                          Any dispute arising out of or relating to this Agreement that otherwise is not resolved pursuant to Sections 13.1 and 13.2 hereof, shall be settled by binding arbitration held in New York, New York, at a location to be agreed upon, in accordance with the then Commercial Arbitration Rules of the American Arbitration Association, except as otherwise specifically provided in Section 13 hereof.  If the dispute (exclusive of attorney fees and expenses) shall appear, at the time of the demand for arbitration, to exceed U.S. $1 Million, then the panel to be appointed shall consist of three (3) neutral arbitrators; otherwise, the panel shall consist of one (1) neutral arbitrator.  The panel shall allow such discovery as the panel considers reasonably appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and, if reasonably practicable, within 120 days after the selection of the panel.  The panel shall give the Parties written notice of the decision, with reasons therefore set out, and shall, upon the request of a Party within ten (10) calendar days of receiving the decision, have thirty (30) days to reconsider and modify the decision.  Thereafter, the decision of the panel shall be final, binding, and nonappealable with respect to the Parties and their Affiliates.  The panel shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration.  The fact that the dispute resolution procedures specified in this Section 14 shall have been or may be invoked shall not excuse either Party from performing its obligations under this Agreement.

13.4                          All negotiations pursuant to Section 13 hereof, all information disclosed or made available by a Party to the other Party pursuant such Section, all proceedings under Section 13.3 hereof, and all evidence given or discovered pursuant to such proceedings shall be maintained in strictest confidence.

14.          CHOICE OF LAW; CHOICE OF FORUM

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles.  Subject to Section 14 hereof, the state and federal courts in Southern District of New York shall have exclusive jurisdiction of any dispute arising out of or relating to this Agreement.

15.          ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement between STI and AG with respect to the subject matter hereof, and supersedes all prior oral or written understandings and agreements relating thereto, including the Development and Option Agreement, dated as of June 28, 2002, by and between STI and AG.  Neither Party shall be bound by any conditions, definitions, warranties, understandings, or representations concerning the subject matter hereof except as are (i) provided in this Agreement, (ii) contained in any prior existing written agreement between the Parties, or (iii) duly set forth on or after the Effective Date in a written instrument subscribed by an authorized representative of the Party to be bound thereby.

16.          NO WAIVER

No waiver by either Party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.  Either Party’s acceptance of payments by the other under this Agreement shall not be deemed a waiver of any violation of or default under any of the provisions of this Agreement.

17.          RELATIONSHIP OF THE PARTIES

Nothing in this Agreement contained shall be construed to constitute the Parties as partners or as joint venturers, or either as agent or employee of the other Party.  No Party shall take any action that purports to bind the other Party.

18.          SEVERABILITY

If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

19.          CONSTRUCTION

This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted.  If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

20.          HEADINGS

The captions and paragraph headings appearing in this Agreement are inserted for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions thereof.

21.          ASSIGNMENT

21.1                     No Party may assign any of its rights under this Agreement, except with the prior written consent of the other Party, such consent not to be withheld, delayed or conditioned unreasonably.  Without such consent, all assignments of rights are prohibited under Section 21 hereof, whether they are voluntary or involuntary, by merger, consolidation, change of control, dissolution, operation of law or any other manner.  No Party may delegate any performance under this Agreement.  Notwithstanding anything else to the contrary in this Section, by written notice by the assigning Party to the nonassigning Party, each Party may assign any of its rights and delegate performance under this Agreement to an assignee (including an Affiliate) of all or substantially all of its assets related to this Agreement.  Any purported assignment of rights or delegation of performance in violation of this Section is void.  Despite any delegation, the delegating Party remains liable for any performance it delegated.

21.2                        This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.

22.                               NOTICES

All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a Party (hereafter “Notices”) shall be in writing.  Notices shall be hand delivered, sent by certified or registered mail, return receipt requested, or sent via a reputable private express service which requires the addressee to acknowledge receipt thereof.  Except as otherwise provided in this Agreement, Notices shall be effective upon dispatch.  Notices shall be sent to the Party concerned as follows (or at such other address as a Party may specify by notice to the other Party):

As to STI:	Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, NJ 08901
Facsimile: (732) 296-9292
Attn: Sascha Fedyszyn, Vice President Corporate Development

As to AG:	ArborGen, LLC
180 Westvaco Road
P. O. Box 840001
Summerville, SC 29484
Facsimile: 843.851.5071
Attn: Chief Executive Officer

23.          SURVIVAL OF TERMS

The obligations set forth in Section 7 shall survive the termination of this Agreement.

24.          APPENDICES

All Appendices referenced herein are hereby made a part of this Agreement.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SENESCO TECHNOLOGIES, INC.		ARBORGEN, LLC

By:	/s/ Bruce Galton	By:	/s/ James E. Mann
Name:	Bruce Galton	Name:	James E. Mann
Title:	Chief Executive Officer	Title:	Vice President

APPENDIX A

STI Patents

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